Exhibit I

                                 SALE AGREEMENT
             Of Stelmar Shipping Limited shares worth US$ 3,500,000

This agreement is dated on Friday 24th of October 2003 and is made between:

(1) Mr. Stelios Haji-Ioannou of 11 Boulevard Albert Ier Monaco MC 98000 (hereinafter the "Seller") and

(2) Mr. Polys Haji-Ioannou of Park Palace, Avenue de la Costa, Monaco MC 98000 (hereinafter the "Buyer") The Seller and Buyer agree on the following:

     (A) The Seller, through STELSHI HOLDING LTD. is the beneficial owner of a number of fully paid ordinary shares of 0.02 United States dollars each, in the Capital of Stelmar Shipping Limited, a company listed in the NYSE.

     (B) The Buyer, through STELPHI HOLDING LTD. is also a shareholder in Stelmar Shipping Limited.

     (C) STELSHI HOLDING LTD. will sell to STELPHI HOLDING LTD a number of shares of Stelmar Shipping Limited.

     (D) The number of shares to be sold represent the equivalent in value to the sum of US$3,500,000 (Three million five hundred thousand US dollars) net of any charges and commissions when that is divided by the average closing price of the shares as traded in the NYSE for the period from 24th October 2003 to 6th November 2003, discounted by 5%.

     (E)  This Agreement shall be governed by English law.


/s/ Stelios Haji-Ioannou                        /s/ Polys Haji-Ioannou
------------------------                        ----------------------
Signed by the Seller                            Signed by the Buyer
Mr. Stelios Haji-Ioannou                        Mr. Polys Haji-Ioannou




21719.0001 #439349